Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omission.
Exhibit 10.1
Manufacturing Services Agreement

June 7, 2010

Table of Contents

ARTICLE 1 INTERPRETATION	1
1.1 Definitions	1
1.2 Currency	5
1.3 Sections and Headings; Interpretation	5
1.4 Singular Terms	6
1.5 Schedules	6
ARTICLE 2 PATHEON’S MANUFACTURING SERVICES	6
2.1 Manufacturing Services	6
ARTICLE 3 PENWEST’S OBLIGATIONS	7
3.1 Payment	7
ARTICLE 4 PRICING AND COMPONENT COSTS	7
4.1 First Year Pricing	7
4.2 Price Adjustments — Subsequent Years’ Pricing	7
4.3 Price Adjustments — Current Year Pricing	8
4.4 Adjustments Due to Technical Changes	8
4.5 Audit Rights	9
4.6 Limitation on Price Adjustments	9
ARTICLE 5 ORDERS, SHIPMENT, INVOICING, PAYMENT	9
5.1 Orders and Forecasts	9
5.2 Orders	11
5.3 Shipments	11
5.4 On Time Delivery	11
5.5 Invoices and Payment	12
ARTICLE 6 PRODUCT CLAIMS, FAILURE TO SUPPLY AND RECALLS	12
6.1 Product Claims	12
6.2 Product Recalls and Product Returns	13
6.3 Patheon’s Responsibility for Defective and Recalled Products	14

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6.4 Failure to Supply	14
6.5 Disposition of Defective or Recalled Products	15
6.6 Healthcare Provider or Patient Questions and Complaints	16
6.7 Sole Remedy	16
ARTICLE 7 CO-OPERATION	16
7.1 Quarterly Review	16
7.2 Governmental Agencies	16
7.3 Records and Accounting by Patheon	16
7.4 Inspection	17
7.5 Access to the Facility; Audit Rights	17
7.6 Notification of Regulatory Inspections	17
7.7 Reports	17
7.8 FDA Filings	17
ARTICLE 8 TERM AND TERMINATION	18
8.1 Initial Term	18
8.2 Termination for Cause	18
8.3 Termination by Penwest	19
8.4 Obligations on Termination	19
ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS	20
9.1 Authority	20
9.2 Penwest Warranties	20
9.3 Patheon Warranties	21
9.4 Debarred Persons	21
9.5 Permits	21
9.6 No Warranty	21
ARTICLE 10 REMEDIES AND INDEMNITIES	22
10.1 Consequential Damages	22
10.2 Limitation of Liability	22
10.3 Patheon	22

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10.4 Penwest	23
ARTICLE 11 CONFIDENTIALITY	24
11.1 Confidentiality	24
ARTICLE 12 DISPUTE RESOLUTION	24
12.1 Commercial Disputes	24
12.2 Technical Dispute Resolution	25
ARTICLE 13 MISCELLANEOUS	25
13.1 Inventions	25
13.2 Intellectual Property	26
13.3 Insurance	26
13.4 Independent Contractors	26
13.5 No Waiver	26
13.6 Assignment	26
13.7 Force Majeure	26
13.8 Additional Product	27
13.9 Notices	27
13.10 Severability	28
13.11 Entire Agreement	29
13.12 Other Terms	29
13.13 No Third Party Benefit or Right	29
13.14 Use of Penwest Name	29
13.15 Governing Law	29
13.16 Language Clause	29
13.17 Execution in Counterparts	29

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MANUFACTURING SERVICES AGREEMENT
     THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is made as of this 7th day of June, 2010 (the “Effective Date”)
B E T W E E N:
PATHEON INC.,

a corporation existing under the laws of Canada and having offices at 2100 Syntex Court, Mississauga, Ontario L5N 7K9, Canada,
(“Patheon”),
- and -
PENWEST PHARMACEUTICALS CO.,

a corporation existing under the laws of the state of Washington, USA, and having offices at 2981 Route 22, Suite 2, Patterson, NY 12563, USA,
(“Penwest”).
     THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), and intending to be legally bound the Parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions.
     The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings.
“Act” means the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.
“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Annual Report” means the annual report to the FDA prepared by Penwest regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2).
“Annual Product Review Report” means the annual product review report prepared by Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e).
“Authority” means any governmental or Regulatory Authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal.
“Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.
“Bill Back Items” means the expenses for all Third Party supplier fees [**] and which are not (a) included as Components, (b) identified on Schedule C as included in the Price or (c) included in the annual stability testing in accordance with this Agreement and Schedule D. For example, Bill Back Items includes [**].
“Breach Notice” has the meaning specified in Section 8.2(a).
“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the Province of Ontario, Canada or a state or federal holiday in the state of New York, USA.
“Competitor of Patheon” has the meaning specified in Section 8.2(d).
“Components” means, collectively, all packaging components, raw materials, and ingredients (including labels, product inserts and other labelling for the Products), required to manufacture the Product in accordance with the Specifications.
“Confidentiality Agreement” means the agreement about the non-disclosure of confidential information between Patheon and Penwest dated May 29, 2009. A true and accurate copy of the Confidentiality Agreement is attached hereto as Schedule G.
“Current Good Manufacturing Practices” or “cGMPs” or “GMP” means current good manufacturing practices, as applicable in accordance with the country(ies) in which Product will be manufactured or distributed, the practices set out in the guidelines (i) published as the Good Manufacturing Practices for Drug Manufacturers and Importers by the HPFBI, as amended from time to time, with respect to Product manufactured or distributed in Canada, (ii) for the manufacture of pharmaceutical products and the Current Good Manufacturing Practices as defined in United States 21 CFR 210, et seq., as amended from time to time, with respect to Product manufactured or distributed in the United States, and (iii) the EU Guidelines to Good Manufacturing Practice for Medical Products for Human and Veterinary Use, as amended from time to time, with respect to Product manufactured or distributed in the European Union, and, in any event, (iv) such other relevant good manufacturing practices as required by applicable Laws, including the latest Health Canada, FDA and EMEA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time.

“Deficiency Notice” has the meaning specified in Section 6.1(a).
“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(e).
“Effective Date” has the meaning set forth in the first paragraph of this Agreement.
“EMEA” means the European Medicines Agency.
“Facility” means the facility owned and operated by Patheon that is located at 111 Consumers Drive, Whitby, Ontario, L1N 5Z5, or such other manufacturing site agreed to by the Parties in writing in accordance with Section 2.1.
“Failure to Supply” has the meaning specified in Section 6.4(a).
“FDA” means the United States Food and Drug Administration.
“Firm Order” has the meaning specified in Section 5.1(c).
“First Firm Order” has the meaning specified in Section 5.1(b).
“Force Majeure Event” has the meaning specified in Section 13.7(a).
“Health Canada” means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate.
“Incoterms 2000” means the International Commercial Terms published by the International Chamber of Commerce, as amended from time to time, codifying the contractual rules for the interpretation of standardized commercial terms for transactions. Where referenced, the relevant provisions of Incoterms 2000 shall be deemed to have been incorporated by reference in this Agreement except in so far as they may conflict with any other provision of this Agreement, in which case the Agreement provision shall prevail.
“Initial Manufacturing Month” has the meaning specified in Section 5.1(b).
“Initial Manufacturing Period” has the meaning specified in Section 5.1(b).
“Initial Term” has the meaning specified in Section 8.1.
“Intellectual Property” means rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how.
“Invention” means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable.

“Inventory” means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of Product.
“Late Delivery” has the meaning specified in Section 5.4(b).
“Laws” means any law, statute, rule, regulation, guideline (including Current Good Manufacturing Practices), ordinance or other pronouncement of any Governmental Authority having the effect of law in the United States, Canada, or any other relevant country or any territory in the world, or any domestic or foreign state, province, county, city or other political subdivision.
“Manufacturing Process” means the manufacturing process for TIMERx®-N, including the manufacturing process-schematic, set forth on Schedule B-2.
“Manufacturing Services” means the Product manufacturing, quality control, quality assurance, stability testing, packaging, supply and related services set forth in Schedule B-1.
“Party” means either Patheon or Penwest, individually; “Parties” means Patheon and Penwest, collectively.
“Patheon Intellectual Property” means Intellectual Property, other than the Penwest Intellectual Property that is (a) generated or derived by Patheon before performing any Manufacturing Services, (b) developed by Patheon while performing the Manufacturing Services, or (c) otherwise generated or derived by Patheon in its business.
“Penwest Intellectual Property” means Intellectual Property (a) generated or derived by Penwest before entering into this Agreement or at any time during the Term, or (b) [**] while performing any Manufacturing Services that is [**] (i) any Product or an improvement thereto, including, for purposes of clarity, the composition, formulation, use or method of manufacture of any Product, or (ii) the Manufacturing Process or an improvement to the Manufacturing Process.
“Price” means the price measured in Canadian Dollars to be charged by Patheon for performing the Manufacturing Services as set forth in Schedule C. For purposes of clarity, the Price set forth on Schedule C incorporates the cost of Components and the items identified on Schedule C.
“Product(s)” means TIMERx®-N, as set forth on Schedule A, together with any additional products the Parties agree in writing to add to Schedule A pursuant to Section 13.8.
“Product Forecast” and “Extended Product Forecast” have the meanings specified in Section 5.1(a) and 5.1(d).
“Quality Agreement” means the agreement (the form of which is set forth in Schedule E) between the Parties setting out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Penwest.
“Recall” means any action (i) by Penwest to recover title to or possession of quantities of the Products sold or shipped to Third Parties (including the voluntary withdrawal of Products from the market); or (ii) by any Regulatory Authorities to detain or destroy any of the Products. Recall will also include any action by either Party to refrain from selling or shipping quantities of the Products to Third Parties which would have been subject to a Recall if sold or shipped.
“Regulatory Authority” means the FDA, EMEA and Health Canada and any other regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Products.
“Remediation Period” has the meaning specified in Section 8.2(a).
“RFID” means Radio Frequency Identification Devices which (at present or in the future) may be affixed to Products or Components to assist in inventory control, tracking, and identification.
“Specifications” means the specifications for TIMERx®-N set forth on Schedule A.
“Technical Dispute” has the meaning specified in Section 12.2.
“Term” has the meaning specified in Section 8.1.
“Third Party” means any person or entity other than the Parties or their Affiliates.
“Third Party IP Rights” means the Intellectual Property of any Third Party.
“TIMERx®-N” means TIMERx®-N, as used in several marketed pharmaceutical products as of the Effective Date, and meeting the Specifications.
“TIMERx®-N Formulation” means the TIMERx®-N formulation set forth on Schedule A.
“Year” means, in the first year of this Agreement the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year.
1.2 Currency.
     Unless otherwise indicated, all monetary amounts are expressed in this Agreement in Canadian dollars.
1.3 Sections and Headings; Interpretation.
     The division of this Agreement into Articles, Sections, Subsections, and Schedules and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement,” “hereof,” “herein,” “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section or Schedule of this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.
     Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, and (d) the word “or” is used in the inclusive sense (and/or).
1.4	Singular Terms.
     Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.
1.5	Schedules.
     The following Schedules are attached to, incorporated in, and form part of this Agreement:

Schedule A	—	Product Specifications and Formulation
Schedule B-1	—	Manufacturing Services
Schedule B-2	—	Manufacturing Process and Process Schematic
Schedule C	—	Product Prices
Schedule D	—	Annual Stability Testing Protocol and Costs
Schedule E	—	Quality Agreement
Schedule F	—	Technical Dispute Resolution
Schedule G	—	Confidentiality Agreement
Schedule H	—	Shipping Logistics Protocol
ARTICLE 2
PATHEON’S MANUFACTURING SERVICES
2.1	Manufacturing Services.
     Patheon will perform the Manufacturing Services and supply Product to Penwest for the fees specified in Schedule C and Schedule D and in accordance with the terms of this Agreement. Patheon will bear all of its own costs and expenses incurred in performing the Manufacturing Services unless otherwise specifically provided for in this Agreement. Subject to Section 6.4 (Failure to Supply), the Manufacturing Services shall be performed at the Facility; provided that Patheon may change the Facility only with the prior written consent of Penwest, this consent not to be unreasonably withheld. If Manufacturing Services have not started within [**] after the Effective Date, Patheon may amend the fees set out in Schedule C.
     Commencing on the date that the Facility is approved by the FDA for the manufacture of the Product for use in finished pharmaceutical products for commercial sale, Patheon will be the sole manufacturer of Product purchased by Penwest in any Year for the United States and Canada. However,

Patheon acknowledges that Penwest may qualify an alternative supplier (i) where Penwest’s agreements with its Third Party customer(s) require Penwest to qualify more than one supplier of Product, (ii) where a pharmaceutical product comprising the Product that is developed, manufactured or commercialized by a Penwest customer is unable to meet the applicable pharmaceutical product specifications and such failure is due to the failure of Patheon to perform the Manufacturing Services in accordance with the Specifications, the Manufacturing Process, cGMP’s, and applicable laws or because the Product did not conform to the Specifications at the time of shipment      , or (iii) if a Failure to Supply occurs. If required by an agreement between Penwest and its Third Party customer(s) or for the reasons specified in clause (ii) of this paragraph, or if a Failure to Supply occurs, Penwest shall be entitled to obtain Product from another supplier, provided, however, that once Patheon is able to supply Penwest’s requirements for Product meeting the Specifications on the Delivery Date for [**] consecutive Firm Orders, then, unless precluded by an agreement between Penwest and its Third Party customer(s), Patheon shall be Penwest’s sole manufacturer once again. Products in addition to TIMERx®-N may be added to this Agreement as specified in Section 13.8.
ARTICLE 3
PENWEST’S OBLIGATIONS
3.1	Payment.
     Penwest will pay Patheon for performing the Manufacturing Services according to the prices specified in Schedule C and Schedule D. These prices may be subject to adjustments to the extent provided in Article 4 of this Agreement. Penwest will also pay Patheon for any Bill Back Items as specified herein.
ARTICLE 4
PRICING AND COMPONENT COSTS
4.1	First Year Pricing.
     The Price for the Product for the first Year are listed in Schedule C and are subject to the adjustments set forth in Sections 4.2 and 4.3.
4.2	Price Adjustments – Subsequent Years’ Pricing.
     After the first Year of the Agreement, Patheon may adjust the Price effective January 1st of each Year as follows:
(a)	Manufacturing Costs. Patheon may adjust the Price for inflation, based upon the [**], unless the Parties otherwise agree in writing. On or about [**] of each Year, Patheon will give Penwest a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year.

(b)	Component Costs. If Patheon incurs an increase in Component costs during the Year, it may increase the Price for the next Year [**]. Similarly, if Patheon obtains a decrease in Component costs during the Year, it shall decrease the Price for the next Year [**]. On or about [**] of each Year, Patheon will give Penwest information about the [**], provided, however that, subject to Section 4.5, Patheon will not be required to give information to Penwest that is subject to obligations of confidentiality between Patheon and its suppliers.

(c)	Pricing Basis. Penwest acknowledges that the Price in any Year is quoted based upon the annual volume as set forth on Schedule C. Penwest acknowledges and agrees, from and after Penwest places its first purchase order pursuant to this Agreement, if the forecast for a Year significantly decreases (a change of [**] percent ([**]%) or greater measured by volume) from the Product Forecast for the prior Year, and Patheon can demonstrate that such decreased volume will result in increased manufacturing costs to Patheon (other than due to increased Component costs which are addressed separately in Section 4.2(b)), Patheon may adjust the Price upward. Similarly, if the forecast for a Year significantly increases (a change of [**]%) or greater measured by volume) from the Product Forecast for the prior Year, and such increased volume will result in decreased manufacturing costs to Patheon (other than due to decreased Component costs which are addressed separately in Section 4.2(b)), Patheon shall adjust the Price downward. Patheon shall provide Penwest with evidence to reasonably demonstrate the Price adjustment, or (if applicable) to support a finding of no Price adjustment; provided, however that, subject to Section 4.5, Patheon will not be required to give information to Penwest that is subject to obligations of confidentiality between Patheon and its suppliers.
     For all Price adjustments under this Section 4.2, Patheon will deliver to Penwest on or about October 1st of each Year a revised Schedule C to be effective for the next Year.
4.3	Price Adjustments – Current Year Pricing.
     During any Year of this Agreement, the Prices set out in Schedule C will be adjusted as follows:
(a)	Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to an adjustment to the Price for any affected Product to compensate it for the increased Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by [**] percent ([**]%) or more of the cost for that Component upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [**] percent ([**]%) or more of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components. The foregoing provisions of this Section 4.3(a) notwithstanding, in no event shall Component costs be increased pursuant to both this Section 4.3 and Section 4.2(b) with respect to the same Component cost increase.

(b)	For a Price adjustment under this Section 4.3, Patheon will deliver to Penwest a revised Schedule C and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified; provided however that, subject to Section 4.5, Patheon will have no obligation to provide any supporting documents that are subject to obligations of confidentiality between

Patheon and its suppliers. The revised Price will be effective for any Product ordered on or after the first day of the month following Penwest’s receipt of the revised Schedule C.
4.4	Adjustments Due to Technical Changes.
     Amendments to the Specifications or the Quality Agreement requested by Penwest will only be implemented following a technical and cost review by Patheon and are subject to Penwest and Patheon reaching agreement on Price changes required because of the amendment. Amendments to the Specifications or the Quality Agreement requested by Patheon will only be implemented following the written approval of Penwest. If Penwest accepts a proposed Price change, the proposed change in the Specifications will be implemented, and the Price change will become effective, only for those orders of Products that are manufactured under the revised Specifications. In addition, Penwest agrees to purchase, at Patheon’s cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), all Inventory used under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders, if the Inventory can no longer be used under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders will be cancelled where possible, and if the orders may not be cancelled without penalty, will be assigned to and satisfied by Penwest. Patheon agrees to use commercially reasonable efforts to minimize Penwest’s costs under this Section 4.4.
4.5	Audit Rights.
     Not more than once in any Year, Penwest, through the use of an independent Third Party auditor who has executed a confidentiality agreement providing Patheon with protections substantially similar to the Confidentiality Agreement, may audit Patheon records as reasonably necessary to substantiate (i) the cost components (as described in this Article 4) of the then-current Product Price (as set forth on Schedule C), (ii) prices for Components, Bill Back Items and the validation services set forth on Schedule D, or (iii) any Component or Price adjustments pursuant to Sections 4.2, 4.3 and/or 4.4. Any such audit shall be conducted upon reasonable advance notice to Patheon during Patheon’s normal business hours. For greater certainty Penwest acknowledges that the Patheon Confidential Information provided to the Third Party auditor cannot be shared with or provided to Penwest, and that the Third Party auditor is there simply to verify adjustments to the foregoing Product Prices, prices for Components, Bill Back Items, or the validation services. The audit shall be at the expense of Penwest, unless the audit reveals that, with respect to the period under audit, Penwest has been overcharged by [**] percent ([**]%) or more with respect to, as applicable, (1) the Product Price, (2) Components, (3) Bill Back Items, (4) the validation services identified on Schedule D, or (5) Component or Price adjustments pursuant to Sections 4.2, 4.3 or 4.4, in which event Patheon shall (a) pay or reimburse Penwest for the reasonable expenses of such audit and (b) within [**] days after completion of the audit, pay Penwest the amount of the overpayment plus interest determined in accordance with Section 5.5, applied to Patheon, mutatis mutandis.
4.6	Limitation on Price Adjustments.
     For purposes of clarity, except where Sections 4.3 or 4.4 apply, the Product Price shall be determined and adjusted no more often than annually at the start of each Year (i.e., the adjusted Price shall become effective on January 1st). Patheon shall provide Penwest with written notice of each such adjustment on or before October 1st of the previous Year and such price adjustment shall be effective in the next Year. The Parties shall review and discuss any such adjustment based on actual and substantiated changes to the cost Components described in this Article 4.

ARTICLE 5
ORDERS, SHIPMENT, INVOICING, PAYMENT
5.1	Orders and Forecasts.
(a)	Rolling [**] Month Forecast. Within [**] days after the Effective Date, Penwest will give Patheon a non-binding [**] month forecast of the volume of Product that Penwest expects to order in the first [**] months of commercial manufacture of the Product under this Agreement (the “Product Forecast”), it being understood that Penwest anticipates its first Product order will be for a Delivery Date no sooner than January 1, 2011. The Product Forecast will be routinely updated by Penwest on or before the Friday of the 3rd week of each month on a rolling forward basis and will be known as the Product Forecast. The most recent [**] month Product Forecast will prevail.

(b)	Firm Orders for Initial Manufacturing Month. At least [**] months before the start of commercial manufacture of the Product by Patheon pursuant to this Agreement, Penwest will update the Product Forecast for the first [**] months of manufacture of the Product (the “Initial Manufacturing Period”). The first month of this updated Product Forecast (“Initial Manufacturing Month”) will constitute a firm written order in the form of a purchase order or otherwise (“First Firm Order”) by Penwest to purchase and, when accepted by Patheon, for Patheon to manufacture the quantity of the Product. Penwest may cancel any Batches from the First Firm Order at no cost if notice of cancellation is received by Patheon [**] days or more before the scheduled Delivery Date under the First Firm Order. Penwest may cancel any Batches from the First Firm Order if notice of cancellation is received by Patheon more than [**] days but fewer than [**] days before the scheduled Delivery Date under the First Firm Order, but Penwest will pay Patheon C$[**] for each cancelled Batch. The Parties agree that this payment will be considered liquidated damages for Patheon’s loss of manufacturing capacity due to Penwest’s cancellation of manufacturing and will not be considered a penalty. If the First Firm Order is changed or adjusted as described above, then the initial Product Forecast will also be adjusted as necessary. The cancellation rights in this Section 5.1(b) are subject to Penwest retaining responsibility for any costs or expenses actually incurred or irrevocably committed by Patheon under this Agreement before it received notice of the cancellation, provided that Patheon agrees to use commercially reasonable efforts to minimize Penwest’s costs under this Section 5.1(b).

(c)	Firm Orders Thereafter. After the Initial Manufacturing Month, on a rolling basis during the Term of this Agreement, on or before the Friday of the third week of each month, Penwest will issue an updated Product Forecast and the first [**] months of that updated forecast will constitute a firm written order in the form of a purchase order or otherwise (“Firm Order”) by Penwest to purchase and, when accepted by Patheon, for Patheon to manufacture and deliver the agreed quantity of the Products on a date not less than [**] months after the first day of the month immediately following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify Penwest’s purchase order number, quantities by Product type, monthly delivery schedule and Delivery Dates, and any other elements necessary to ensure the timely manufacture and shipment of the Products. Upon Patheon’s acceptance of a Firm Order, the quantities of Products ordered will be firm and binding on Penwest and Patheon, and may not be reduced by

Penwest. Patheon shall use commercially reasonable efforts to meet any request by Penwest to increase the amount of Product to be supplied pursuant to any Firm Order.

(d)	Two Year Forecast. On or before the 10th day of June of each Year (or, in the case of the first Year of this Agreement, within [**] days after the Effective Date), Penwest will give Patheon a written, non-binding two-year forecast, broken down by quarters for the second year of the forecast, of the volume of each Product Penwest then anticipates will be required to be manufactured and delivered to Penwest during the two-year period (the “Extended Product Forecast”).

(e)	Acceptance of Firm Order. Patheon will accept Firm Orders by promptly sending a written acknowledgement to Penwest; provided that Patheon’s failure to deliver a written acceptance of the purchase order within [**] Business Days after its receipt of the Firm Order shall constitute Patheon’s deemed acceptance of the purchase order. The acknowledgement will include, subject to confirmation from Penwest, the Delivery Date for the Product ordered. Once agreed by the Parties pursuant to this Section 5.1(e), the Delivery Date may be amended by written agreement of the Parties or as set forth in Section 5.1(b).
5.2	Orders.
     Penwest may only order Manufacturing Services for a minimum of at least [**] of Product, and may not order Manufacturing Services for partial or incomplete Batches.
5.3	Shipments.
(a)	Shipments of Product will be made [**] (INCOTERMS 2000) Facility’s loading dock, unless otherwise mutually agreed. Risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the Facility loading dock, at which time risk of loss or damage will transfer to Penwest. Patheon will, in accordance with Penwest’s instructions and as agent for Penwest, (i) arrange for shipping to be paid by Penwest and (ii) at Penwest’s risk and expense, obtain any export licence or other official authorization necessary to export the Products. Penwest will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products will be transported in accordance with the Specifications.

(b)	Product shall not be shipped to Penwest or its designated shipping point unless and until (i) all applicable Batch records, certificates of analysis and other certificates have been provided to and reviewed by Penwest, and (ii) Penwest’s quality assurance representative has performed Product release on such quantities of Product for shipment, in the case of both (i) and (ii), in accordance with the procedures set forth in the Quality Agreement. Penwest agrees that it shall review all Batch records and other certificates within [**] Business Days after receipt of such documents from Patheon.
5.4	On Time Delivery.
(a)	Patheon and Penwest understand that there may be uncertainties and necessary adjustments in production schedules during the Initial Manufacturing Period. The Parties agree that they will work together closely to expedite deliveries and manage the scheduling of the initial Product launch. However, if, during the Initial Manufacturing Period, Patheon is unable to deliver the quantity of Product ordered under a Firm Order, within [**] Business Days after the scheduled Delivery Date (a “Late Initial Delivery Date”), Penwest will receive a credit from Patheon for the Initial Late Delivery that will be applied against the purchase price under Penwest’s next Firm Order. The credit will be [**] percent ([**]%) of the Price of the quantities of Product not delivered by Patheon under the Firm order on the Initial Delivery Date (i.e. Penwest Credit = (quantity Ordered in the Firm Order – Actual Delivery Quantities of Product) x Price x [**]%).

(b)	If, after the Initial Manufacturing Period, Patheon is unable to deliver the quantity of Product ordered under a Firm Order on the Scheduled Delivery Date (a “Late Delivery”), Penwest shall receive a credit from Patheon for the Late Delivery, as specified in the following table, which will be applied against the purchase price under the next Firm Order:

If Scheduled Shipment Date Is:	Delay Fee Due:
More than [**] days after the scheduled Delivery Date	[**]

more than [**] days, but [**] days or less, after the scheduled Delivery Date	[**]

[**] days or less after the scheduled Delivery Date	[**]
(c)	A late delivery of less than [**] days will not be a material breach of this Agreement by Patheon for the purposes of Section 8.2.

(d)	For clarity, a Late Delivery will not include any delay in shipment of Product caused by events outside of Patheon’s reasonable control or ability to plan for, including but not limited to a Force Majeure Event, a delay in Product release approval from Penwest or unanticipated supply availability or shipment delays from approved Component vendors. Promptly after becoming aware of potential disruptions or changes to the normal availability of Components from approved vendors, Patheon shall provide written notice thereof to Penwest, and Patheon shall thereafter use commercially reasonable efforts, in consultation with Penwest, to increase Patheon’s inventory of the applicable Component(s) or ordering lead time for the applicable Component(s).
5.5 Invoices and Payment.
     Invoices will be sent by fax or email to the fax number or email address given by Penwest to Patheon in writing. Invoices will be sent when the Product is manufactured and released by Patheon to Penwest. Patheon will also submit to Penwest, with each shipment of Product, a duplicate copy of the invoice covering the shipment. Each invoice will, to the extent applicable, identify Penwest’s purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Penwest. Penwest will pay all undisputed invoices for Product(s) actually delivered to

Penwest within [**] days after the date thereof. Interest on past due accounts for undisputed amounts will accrue at [**]% per month which is equal to an annual rate of [**]%, or, if lower, the highest rate permitted by applicable Law. The Late Delivery credits set forth in this Article 5 are only available to Penwest if all outstanding undisputed invoices have been paid in full or are within [**] days outstanding from the invoice date when the Late Delivery occurs.
ARTICLE 6
PRODUCT CLAIMS, FAILURE TO SUPPLY AND RECALLS
6.1 Product Claims.
(a)	Product Claims. Penwest has the right to reject any portion of any shipment of Products that deviates from the Specifications, the Manufacturing Process, cGMPs, or applicable Laws without invalidating any remainder of the shipment. Penwest will inspect the Products manufactured by Patheon for obvious defects or damage upon receipt, and will give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications, the Manufacturing Process, cGMPs, or applicable Laws within [**] days after Penwest’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within [**] days after discovery by Penwest or its customer, but not after the expiration date of the Product). Should Penwest fail to give Patheon the Deficiency Notice within the applicable [**] or [**] day period, then the delivery will be deemed to have been accepted by Penwest on either the [**] or [**] day after delivery or discovery, as applicable.

(b)	Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have [**] days to advise Penwest by notice in writing that it disagrees with the contents of the Deficiency Notice. If Penwest and Patheon fail to agree within [**] days after Patheon’s notice to Penwest as to whether any Products identified in the Deficiency Notice deviate from the Specifications, the Manufacturing Process, cGMPs, or applicable Laws, then the Parties will mutually select an independent laboratory to evaluate whether the Products deviate from the Specifications, the Manufacturing Process, cGMPs, or applicable Laws. This evaluation will be binding on the Parties. If the evaluation certifies that any Products deviate from the Specifications, the Manufacturing Process, cGMPs, or applicable Laws, Penwest may reject those Products in the manner contemplated in this Section 6.1 and [**]. If the evaluation does not so certify for any of the Products, then Penwest will be deemed to have accepted delivery of the Products on the [**] day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on the [**] day after discovery thereof by Penwest or its customer(s), but not after the expiration date of the Product) and, as between Penwest and Patheon, [**].

(c)	Shortages. If a shipment of Product fails to conform to the ordered quantity to be delivered, in addition to its obligations under Sections 5.4(a) and 5.4(b), Patheon shall replace such Product within [**] days after the applicable Delivery Date, [**].

(d)	Notwithstanding the existence of a dispute concerning Product rejected by Penwest, pending resolution of such dispute, Patheon shall, as promptly as possible, but in any event within [**] days after issue by Penwest of a purchase order for additional Product of the type and quantity claimed to be rejected as contemplated by this Section 6.1, deliver such additional Product to Penwest.

(e)	Penwest acknowledges that the time frames to provide replacement Product outlined in clauses (c) and (d) above are subject to Patheon being able to procure the required Components for such additional Product; provided that, promptly after the first indication that a Product deficiency or shortage may occur, Patheon shall use commercially reasonable efforts to obtain additional Component supply sufficient to satisfy its actual or potential obligations to provide replacement Product in accordance with clauses (c) and (d) above.
6.2 Product Recalls and Product Returns.
(a)	Patheon and Penwest will each maintain records necessary to permit a Recall of any Products delivered to Penwest or customers of Penwest. Each Party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products or which might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each Party will stop making any further shipments of any quantities of the applicable Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. As between the Parties, the decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Penwest. Patheon shall cooperate with Penwest in the event of any Recall, and shall provide such reasonable assistance in connection therewith as Penwest may reasonably request.

(b)	Penwest will have the responsibility for handling all customer returns of Product. Patheon will give Penwest any assistance that Penwest may reasonably require to handle the returns.
6.3 Patheon’s Responsibility for Defective and Recalled Products.
     (a) Defective Product. If Penwest rejects Products under Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs, this Agreement or applicable Laws, or because the Product did not conform to the Specifications at the time of shipment, [**] defective Products. If [**], Patheon will promptly, at Penwest’s election, either: (i) [**]; Patheon will make every effort to provide replacement Product within [**] days after receipt of Penwest’s Deficiency Notice; provided, that promptly after receipt of a Deficiency Notice from Penwest, Patheon shall use commercially reasonable efforts to obtain additional Component supply sufficient to satisfy its obligations to provide replacement Product requested by Penwest pursuant to this Section 6.3(a).
     (b) Recalls. If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, the Manufacturing Process, cGMPs, or applicable Laws, or because the Product did not conform to the Specifications at the time of shipment, Patheon will be responsible for the [**] of the Recall or return and will use its commercially reasonable efforts to replace the Recalled or returned Products with new Products as soon as reasonably practicable. If Patheon is unable to replace the Recalled or returned Products within [**] days, then, upon Penwest’s request Patheon shall reimburse Penwest for the Price that Penwest paid to Patheon for the Product and the Manufacturing Services (including stability testing, if applicable) for the affected Products. In all other circumstances, Recalls, returns or other corrective actions will be made at Penwest’s cost and expense.
6.4 Failure to Supply.
(a)	A Failure to Supply shall have occurred under this Agreement under any of the following circumstances (a“Failure to Supply”):
(i)	Patheon fails to deliver a shipment of Product by the Delivery Date, and fails to replace such Product shipment within [**]) days after the scheduled Delivery Date; or

(ii)	Patheon fails to ship the complete number of ordered Batches by the Delivery Date, and Patheon fails to ship the remaining Batches within [**] days after the scheduled Delivery Date, and such failure occurs (A) with respect to Product shipments over [**] consecutive calendar quarters during any Year, or (B) with respect to [**] or more Product shipments in any Year; or

(iii)	Product delivered to Penwest or to a Penwest customer is determined to be defective for a reason set forth in the first Sentence of Section 6.3(a), and there are [**] or more such deliveries of defective Product in any one Year.
(b)	If a Failure to Supply occurs, then Penwest or its Affiliates, itself or on behalf of its licensees or customers, may at its election, (i) require Patheon to qualify, as soon as reasonably practicable and at Patheon’s cost, a second Patheon facility to manufacture and supply Product to Penwest hereunder, it being understood that Penwest shall have the right to approve such second Patheon facility, such approval not to be unreasonably withheld or delayed; and/or (ii) retain a Third Party to manufacture and supply the requirements of Penwest and its Affiliates’, licensees’ and customers’ requirements for Product.

(c)	Except as set forth in this Agreement, Patheon will not be liable to Penwest nor have any responsibility to Penwest for any deficiencies in, or other liabilities associated with, any Product manufactured by it (collectively, “Product Claims”). For greater certainty, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications as provided to Patheon by Penwest, the safety, efficacy, or marketability of the Products or any distribution thereof; provided that the Product was manufactured in accordance with the Manufacturing Process, the Specifications, cGMPs and applicable Laws, and conformed to the Specifications at the time of shipment; (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iii) results from Components supplied by Penwest that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of Third Parties occurring after the Product is shipped by Patheon under Section 5.3, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility; provided that the Product was manufactured in accordance with the Manufacturing Process, the Specifications, cGMPs and applicable Laws, and conformed to the Specifications at the time of shipment, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the

Specifications, cGMP’s, the Manufacturing Process and applicable Laws and despite the Product having met the Specifications at the time of shipment, or (vii) is due to a breach by Penwest of its obligations under this Agreement.
6.5 Disposition of Defective or Recalled Products.
     Penwest will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Penwest to return the Products to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under this Agreement. In all other circumstances Penwest will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned or Recalled Product.
6.6 Healthcare Provider or Patient Questions and Complaints.
     As between the Parties, Penwest will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from Penwest’s customers, healthcare providers or patients will be promptly referred to Penwest. Patheon will co-operate as reasonably required to allow Penwest to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give Penwest all mutually agreed upon information that will enable Penwest to respond properly to questions or complaints about the Products as set forth in the Quality Agreement. Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, the Manufacturing Process, cGMPs, and applicable Laws, or because the Product does not meet the Specifications, all costs incurred under this Section 6.6 will be borne by Penwest.
6.7 Sole Remedy.
     Except for the indemnity set forth in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Penwest’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, the Manufacturing Process, cGMPs or applicable Laws.
ARTICLE 7
CO-OPERATION
7.1 Quarterly Review.
     Each Party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the Parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

7.2 Governmental Agencies.
     Subject to Section 7.8, Patheon may communicate with any Authority, including governmental agencies responsible for granting Regulatory Approval for the Products, regarding the manufacture of the Products if, in the opinion of Patheon’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of applicable Law. Unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, Patheon will provide Penwest with prior written notice of such proposed communications, and will permit Penwest to accompany Patheon or take part in any communications with the Authority (as applicable), and to receive copies of all communications to and from the Authority.
7.3 Records and Accounting by Patheon.
     Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Copies of the records and samples will be retained for a period of one year following the date of Product expiry, or longer if required by applicable Laws, at which time Penwest will be contacted concerning the delivery and destruction of the documents or samples of Products.
7.4 Inspection.
     Penwest may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.
7.5 Access to the Facility; Audit Rights.
     Patheon will give Penwest (or its designee, provided that such designee is not a direct Competitor of Patheon (as defined in Section 8.2(d)) reasonable access at mutually agreeable times to the areas of the Facility in which the Products are manufactured, stored, handled, or shipped to permit Penwest to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and applicable Laws. But, with the exception of “for-cause” audits, Penwest will be limited each Year to one cGMP-type audit, lasting no more than two days, and involving no more than two auditors. Penwest may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of $[**] for each additional audit day and $[**] per audit day for each additional auditor. The right of access set forth in this Section 7.5 will not include a right to access or inspect Patheon’s financial records.
7.6 Notification of Regulatory Inspections.
     Patheon will notify Penwest at least five (5) Business Days prior to any inspections by any Regulatory Authority or other Authority involving the Product or the Facility as it relates to the Product, and Penwest (or its designee) shall have the right to appoint a representative to attend any such inspection as an observer. Patheon will also notify Penwest of receipt of any form 483’s or warning letters or any other regulatory action regarding the manufacture of the Product or the Facility as it relates to the Product.

7.7 Reports.
     Patheon will supply, on an annual basis, all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Penwest reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Penwest is required to file with the FDA. At Penwest’s request, Patheon will provide a copy of the Annual Product Review Report to Penwest at no additional cost. Any additional report requested by Penwest beyond the scope of cGMPs and customary FDA requirements will be subject to an additional commercially reasonable fee to be agreed upon by Patheon and Penwest in good faith.
7.8 FDA Filings.
(a)	Regulatory Authority. As between the Parties, Penwest will have sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt or maintenance of Regulatory Authority approval for the commercial manufacture of the Product. Patheon will assist Penwest, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of Product at the Facility as quickly as reasonably possible.

(b)	Verification of Data. At least [**] Business Days prior to filing with the Regulatory Authority any documentation which is or is equivalent to the FDA’s Drug Master File (DMF), Penwest will provide a designated representative of Patheon with a copy of any portions of such DMF filing that contain data generated by Patheon pursuant to this Agreement. Any such information disclosed to Patheon pursuant to this Section 7.8(b) shall be the Confidential Information of Penwest and shall be used by Patheon solely to verify that such portions of the DMF accurately describe the Patheon-generated data, Manufacturing Services that Patheon has performed and the Manufacturing Processes that Patheon has applied under this Agreement. Penwest shall consider in good faith any comments to such DMF filing provided by Patheon, it being understood that Penwest shall have no obligation to incorporate such comments into, or to modify, such DMF filings. Patheon will not assume any liability or responsibility whatsoever for delays or otherwise should Penwest choose not to incorporate comments or modify the DMF filings as per Patheon’s suggestion.

(c)	Penwest Responsibility. For clarity, the Parties agree that in reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority. Penwest is solely responsible for the preparation and filing of the application for approval by the Regulatory Authorities and any relevant costs will be borne by Penwest.

(d)	Inspection by Regulatory Authorities. If Penwest does not give Patheon the documents requested under clause (b) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents.

ARTICLE 8
TERM AND TERMINATION
8.1 Initial Term.
     This Agreement will become effective as of the Effective Date and will continue until December 31, 2016 (the “Initial Term”), unless terminated earlier by one of the Parties in accordance herewith. This Agreement will automatically continue after the Initial Term for successive terms of two (2) years each unless either Party gives written notice to the other Party of its intention to terminate this Agreement at least eighteen (18) months prior to the end of the then current term (the Initial Term, together with any extensions thereto, the “Term”).
8.2 Termination for Cause.
(a)	Either Party at its sole option may terminate this Agreement upon written notice where the other Party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement within 60 days following receipt of a written notice (the “Remediation Period”) of the breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”).

(b)	Either Party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other Party if: (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party; or (iii) this Agreement is assigned by the other Party for the benefit of creditors.

(c)	Penwest may terminate this Agreement as to any Product upon thirty (30) days prior written notice if any Regulatory Authority takes any action, or raises any objection, that prevents Penwest from importing, exporting, purchasing, or selling the Product. But if this occurs, Penwest will still fulfill all of its obligations under Section 8.4 below.

(d)	Patheon may terminate this Agreement upon six (6) months prior written notice to Penwest if Penwest assigns under Section 13.6 any of its rights under this Agreement to an assignee that in the opinion of Patheon acting reasonably and in good faith is (i) not a credit worthy substitute for Penwest or (ii) is a Competitor of Patheon. As used in this Agreement, “Competitor of Patheon” means a corporation that [**].
8.3 Termination by Penwest.
(a)	Penwest may terminate this Agreement at any time upon twelve (12) months written notice to Patheon.

(b)	Penwest may terminate this Agreement by written notice to Patheon at any time (i) if Patheon is unable to successfully validate the Manufacturing Process, or (ii) if Patheon has not obtained approval as a manufacturer of the Product, including approval of the Patheon Facility by the FDA or any other applicable Regulatory Authority, on or before December 31, 2010.

(c)	Penwest will give at least six (6) months advance notice if it intends to no longer order Manufacturing Services for a Product due to the Product’s discontinuance in the market.
8.4 Obligations on Termination.
     If this Agreement is completed, expires, or is terminated in whole or in part for any reason, then:
(a)	Penwest will take delivery of and pay for all undelivered Products that (i) are manufactured or packaged under a Firm Order, (ii) conform to the Specifications at the time of shipment, and (iii) were manufactured in accordance with the Manufacturing Process, cGMP and applicable Laws, at the Price in effect at the time the Firm Order was placed;

(b)	Penwest will satisfy the purchase price payable under Patheon’s orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders;

(c)	Penwest acknowledges that no Competitor of Patheon will be permitted access to the Facility; and

(d)	Penwest will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within [**] days after the effective date of termination any Product or work-in-process produced or held by Patheon for the manufacture of the Product and located at a Patheon site or that is otherwise under Patheon’s care and control (“Penwest Property”). If Penwest fails to remove the Penwest Property within [**] days following the completion, termination, or expiration of the Agreement Penwest will pay Patheon $[**] per pallet, per month, one pallet minimum ($[**] per pallet, per month, one pallet minimum, for any of the Penwest Property that contains controlled substances or requires refrigeration) thereafter for storing the Penwest Property and will assume any Third Party storage charges invoiced to Patheon regarding the Penwest Property. Patheon will invoice Penwest for the storage charges as set forth in Section 5.5 of this Agreement.
Any termination or expiration of this Agreement will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the Parties may have under this Agreement. For greater certainty, expiration or termination of this Agreement for any reason will not affect the obligations and responsibilities of the Parties under Articles 1, 6, 9, 10, 11, 12 and 13, and Sections 5.3, 5.4, 5.5, 7.7 and this Section 8.4 all of which survive any such expiration or termination.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1 Authority.
     Each Party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.
9.2 Penwest Warranties.

     Penwest represents and warrants as of the Effective Date that:
(a)	Non-Infringement.
(i)	Penwest has the right to disclose the Specifications to Patheon;

(ii)	Except with respect to the Patheon Intellectual Property as to which Penwest makes no representations or warranties, Penwest is not aware of any Intellectual Property of any Third Party that is necessary for Penwest to make, have made, use or sell the Product, as contemplated hereby;

(iii)	Penwest is not aware of any action or other legal proceedings alleging that Third Party Intellectual Property rights would be infringed by the manufacturing of the Product as contemplated by this Agreement; and
(b)	Quality and Compliance.
(i)	the Specifications for all Products conform to all applicable cGMPs and applicable Laws.
9.3 Patheon Warranties.
     Patheon covenants, represents, and warrants that:
(a)	All Product manufactured in accordance with this Agreement will (i) be manufactured in accordance with the Specifications, the Manufacturing Process, cGMPs, and all Regulatory Approvals and Laws (to the extent applicable at the time of Manufacture), (ii) will conform to the Specifications at the time of shipment, and (ii) be delivered free from all liens, encumbrances, restrictions and security interests;

(b)	any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe any Third Party IP Rights;

(c)	Patheon shall hold, and shall continue to hold during the Term, all material licenses necessary or required for the performance of the Manufacturing Services and the performance of its obligations hereunder; and

(d)	As of the Effective Date, Patheon is not aware of Intellectual Property of any Third Party that is necessary for Patheon to manufacture the Product in accordance with the Manufacturing Process as contemplated by this Agreement;

(e)	the Facility, all equipment and tooling utilized in the manufacture of Products hereunder, and the procedures and processes (including installation, operation and performance qualifications) instituted by Patheon in connection herewith are, and shall continue during the Term, to be in material compliance with all applicable Laws and maintained in good operating condition.

9.4 Debarred Persons.
     Patheon represents and warrants as of the Effective Date that neither it, nor any of its officers, directors or employees expected to perform Manufacturing Services under this Agreement has been debarred or convicted of a crime which could lead to debarment, under 21 USC §§335(a) and (b), or other applicable Laws. Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Act.
9.5 Permits.
     Penwest will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including all marketing and post-marketing approvals.
     Patheon will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services.
9.6 No Warranty.
     PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY FOR THE PRODUCT.
ARTICLE 10
REMEDIES AND INDEMNITIES
10.1 Consequential Damages.
     Under no circumstances whatsoever will either Party be liable to the other Party in connection with this Agreement in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other Party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2 Limitation of Liability.
Except with respect to each Party’s indemnification obligations with respect to Third Party claims hereunder, and excluding Patheon’s liability for replacement Product under Article 6, each Party’s total liability for damages sustained by the other Party pursuant to this Agreement in any given Year shall be [**].
10.3 Patheon.
(a)	Patheon agrees to defend, indemnify, and hold Penwest, its officers, employees, and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of Third Parties (together “Losses”) resulting from, or relating to any claim of personal injury or property damage to the extent that the injury or damage is the result of (i) a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, the Manufacturing Process, cGMPs, and applicable Laws, (ii) the gross negligence or wilful misconduct of Patheon, or (iii) a breach of this Agreement by Patheon, including any representation or warranty of Patheon contained herein, and in each case, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Penwest, its officers, employees, agents, or Affiliates.

(b)	If Penwest intends to claim indemnification under Section 10.3(a), Penwest shall promptly notify Patheon in writing of any claim, lawsuit or other action in respect of which Penwest intends to claim such indemnification, and shall use commercially reasonable efforts to mitigate the effects of the claim. Penwest shall permit Patheon, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by Patheon; provided, however, that in order for Patheon to exercise such rights, such settlement shall not adversely affect Penwest’s rights under this Agreement or impose any obligations on Penwest in addition to those set forth herein. No such claim, lawsuit or other action shall be settled without the prior written consent of the Patheon, and Patheon shall not be responsible for any legal fees or other costs incurred other than as provided herein. Penwest shall cooperate fully with Patheon and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of Patheon. Penwest shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.
10.4 Penwest.
(a)	Penwest agrees to defend, indemnify, and hold Patheon, its officers, employees, and agents harmless against any and all Losses resulting from any claim of personal injury or property damage to the extent such injury or damage is the result of (i) a breach of this Agreement by Penwest, including any representation or warranty of Penwest contained herein, (ii) any claim that the Specifications or the Manufacturing Process for the Product do not conform to all applicable cGMPs and other applicable Laws, (iii) any claim that Product conforming to the Specifications, and labelled and manufactured in accordance with the Specifications, the Manufacturing Process, cGMPs and applicable Laws, is not safe for human consumption, (iv) any claim that the composition or method of use of the Product infringes the intellectual property rights of any Third Party, or (v) the gross negligence or wilful misconduct of Penwest, except to the extent in each case that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees, or agents.

(b)	If Patheon intends to claim indemnification under Section 10.4(a), Patheon shall promptly notify Penwest in writing of any claim, lawsuit or other action in respect of which Patheon intends to claim such indemnification, and shall use commercially reasonable efforts to mitigate the effects of the claim. Patheon shall permit Penwest, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by Penwest; provided, however, that in order for Penwest to exercise such rights, such settlement shall not adversely affect Patheon’s rights under this Agreement or impose any obligations on Patheon in addition to those set forth in this Agreement. No such claim, lawsuit or other action shall be settled without the prior written consent of Penwest, and Penwest shall not be responsible for any legal fees or other costs incurred other than as provided herein. Patheon shall cooperate fully with Penwest and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of Penwest. Patheon shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.
ARTICLE 11
CONFIDENTIALITY
11.1 Confidentiality.
     The Confidentiality Agreement will apply to all information provided by one Party to the other Party pursuant to this Agreement. The terms of the Confidentiality Agreement are deemed to be incorporated herein by reference; provided, that (i) notwithstanding any provisions of the Confidentiality Agreement to the contrary, the Purpose, as defined in the Confidentiality Agreement, shall be deemed to include the Parties’ respective activities under this Agreement or the Quality Agreement, and (ii) the term “Confidential Information” set forth in the Confidentiality Agreement shall be deemed to include all information, know-how and technology provided by one Party to the other Party pursuant to this Agreement or the Quality Agreement. If the Confidentiality Agreement expires or terminates prior to the expiration or termination of this Agreement, then the terms of the Confidentiality Agreement will nonetheless continue to govern the Parties’ obligations of confidentiality for the Term of this Agreement and for five (5) years thereafter. Notwithstanding the foregoing provisions of this Section 11.1, either Party may disclose Confidential Information of the other Party or the terms of this Agreement or the Quality Agreement if such Party reasonably determines, based on advice from its counsel, that it is required to make such disclosure by applicable Law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission (the “SEC”) or similar regulatory agency in a country other than the United States or of any stock exchange, in which event such Party shall (a) provide prior notice of such intended disclosure to such other Party sufficiently in advance (to the extent practicable) to enable the other Party to seek confidential treatment or other protection for the Confidential Information subject to such requirement unless the disclosing Party is prevented by Law from providing such advance notice, (b) shall disclose only such Confidential Information of such other Party as such disclosing Party reasonably determines is required to be disclosed, and shall (c) use commercially reasonable efforts to seek confidential treatment of any terms of this Agreement or the

Quality Agreement that such other Party considers particularly sensitive from the SEC, similar regulatory agencies in countries other than the United States, or any stock exchange.
ARTICLE 12
DISPUTE RESOLUTION
12.1 Commercial Disputes.
     If any dispute arises out of this Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the Parties will first try to resolve it amicably. In that regard, any Party may send a notice of dispute to the other, and each Party will appoint, within ten Business Days from receipt of the notice of dispute, a single representative having full power and authority to solve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a Party fails to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Executive Officer (or another officer as he/she may designate) of each Party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the Parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.15.
12.2 Technical Dispute Resolution.
     If a dispute arises (other than disputes under Sections 6.1(b) or 12.1) between the Parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling or storage of Products under this Agreement (a “Technical Dispute”), the Parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In that regard, senior representatives of each Party will, as soon as practicable and in any event no later than ten (10) Business Days after a written request from either Party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the Parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within thirty (30) Business Days after the written request, the Technical Dispute will, at the request of either Party, be referred for determination to an expert in accordance with Schedule F. If the Parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the Parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Schedule F) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.
ARTICLE 13
MISCELLANEOUS
13.1 Inventions.
(a)	For the term of this Agreement, Penwest hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Penwest’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.

(b)	All Penwest Intellectual Property, will be the exclusive property of Penwest. Patheon hereby assigns its entire right, title and interest in and to the Penwest Intellectual Property to Penwest, and agrees to execute all documents and take such other actions as are reasonably necessary to effectuate the forgoing assignment obligations.

(c)	All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Penwest a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license to under the Patheon Intellectual Property used by Patheon to in the performance of the Manufacturing Services or the manufacture of Products pursuant to this Agreement, to manufacture or have manufactured Product(s). Upon the reasonable request of Penwest, Patheon shall transfer to Penwest any tangible manifestations of the Patheon Intellectual Property, and shall provide Penwest with reasonable access to Patheon employees or agents, to enable Penwest to exercise the foregoing license.

(d)	Each Party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)	Either Party will give the other Party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the Party.
13.2 Intellectual Property.
     Subject to Section 13.1, all Penwest Intellectual Property will be owned by Penwest and all Patheon Intellectual Property will be owned by Patheon. Except as otherwise expressly provided in this Agreement, neither Party has, nor will it acquire, any interest in any of the other Party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither Party will use any Intellectual Property of the other Party, except as specifically authorized by the other Party or as required for the performance of its obligations under this Agreement.
13.3 Insurance.
     Each Party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that Party under this Agreement through the term of this Agreement and for a period of [**] years thereafter. This insurance will have policy limits of not less than (i) $[**] for each occurrence for personal injury or property damage liability; and (ii) $[**] in the aggregate per annum for product and completed operations liability. Claims made coverage is acceptable, if occurrence coverage isn’t reasonably available. If requested, each Party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of [**] days’ written notice to the insured of a cancellation of the insurance. If a Party is unable to maintain the insurance policies required under this Agreement, then the Party will forthwith notify the other Party in writing and the Parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances. [**].

13.4 Independent Contractors.
     The Parties are independent contractors and this Agreement will not be construed to create between Patheon and Penwest any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the Parties.
13.5 No Waiver.
     Either Party’s failure to require the other Party to comply with any provision of this Agreement will not be deemed a waiver of the provision or any other provision of this Agreement.
13.6 Assignment.
     Neither this Agreement, nor any of either Party’s rights hereunder, may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided that either Party shall have the right to assign or transfer its rights or obligations under this Agreement, in whole or in part, to an affiliated entity or to a successor to all or substantially all of its assets or business relating to this Agreement, whether by sale, merger, operation of law or otherwise provided that such successor executes documentation by which it agrees to be bound by the terms and conditions of this Agreement.
13.7 Force Majeure.
(a)	Neither Party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by an event beyond that Party’s reasonable control and is not caused by the act or omission of that Party, including strikes or other labour disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, or lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A Party claiming a right to excused performance under this Section 13.7 will immediately notify the other Party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither Party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.

(b)	A Party shall be deemed not to be in default with respect to non-performance of any of its obligations under this Agreement, if and so long as such non-performance is due in whole or in some material way to an event of Force Majeure and that Party has used commercially reasonable efforts to remove the event of Force Majeure and to perform its obligations under the Agreement.

(c)	Subject to Section 13.7(b), if Patheon is unable to supply Penwest with its requirements of Products by reason of Force Majeure, Force Majeure shall excuse Patheon’s performance until the Force Majeure has ceased and for a reasonable period of time thereafter, to allow Patheon to restore itself to the position it was in with respect to the manufacture of Products immediately prior to the Force Majeure. Within ninety (90) days of notification by Patheon that it is able to resume the necessary supply of the Products to Penwest, Penwest shall resume obtaining its requirements of Product from Patheon pursuant to this Agreement. Penwest shall be excused from its obligation set forth in Section 2.1 hereof during Patheon’s inability to manufacture the Products as a result of a Force Majeure event, until the cessation of such Force Majeure event in accordance with this Section 13.7(c) and thereafter as specified in Section 2.1. Patheon shall suffer no penalty or incur any liability for its inability to perform hereunder by reason of Force Majeure.

(d)	If a Party fails to perform any of its obligations under this Agreement by reason of Force Majeure and such non-performance continues for a period of one hundred and eighty (180) days after the first occurrence of the event of Force Majeure, the other Party may terminate this Agreement by providing written notice to that effect to the non-performing Party. In the event of such termination, both Parties’ respective rights and obligations under this Agreement shall terminate except for any amounts previously due and owing by one Party to the other and except for any other obligations which this Agreement expressly provides shall survive termination.
13.8 Additional Product.
     Additional products may be added to this Agreement and the additional products will be governed by the general conditions hereof with any special terms (including price) governed by amendments to Schedules A, B-1, B-2, C and D as applicable.
13.9 Notices.
     Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other Party by personal delivery, by telecopy, facsimile communication, or confirmed receipt electronic mail or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy or facsimile numbers or electronic mail addresses set forth below:

If to Penwest:

Penwest Pharmaceuticals Co., Inc.
2981 Route 22, Suite 2
Patterson, NY 12563-2335
Attn.: Kevin Fitzmaurice,
Director, Technical Operations
Facsimile: (845) 878-3420

A Party may change its address for notice by notifying the other Party at any time in accordance with the provisions of this Section 13.9.

If to Patheon:

Patheon Inc.
2100 Syntex Court
Mississauga, Ontario L5N 7K9
Canada
Attention: Law Department
Telecopier No.: 905.812.6613

With a copy to:

Patheon Inc.
4721 Emperor Boulevard
Research Triangle Park,
NC 27703
Attention: General Counsel
Telecopier No.: 919-474-2269
Email address: Doaa.Fathallah@patheon.com
or to any other addresses, telecopy or facsimile numbers or electronic mail addresses given to the other Party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, telecopy, facsimile, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States or Canada, mail, postage prepaid or upon receipt, whichever is sooner.
13.10 Severability.
     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions hereof, because each provision is separate, severable, and distinct.
13.11 Entire Agreement.
     This Agreement, together with the Quality Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the Parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both Parties. In case of conflict, the prevailing order of documents will be this Agreement, the Quality Agreement and the Confidentiality Agreement.
13.12 Other Terms.
     No terms, provisions or conditions of any purchase order or other business form or written authorization used by Penwest or Patheon will have any effect on the rights, duties, or obligations of the

Parties under or otherwise modify this Agreement, regardless of any failure of Penwest or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both Parties.
13.13 No Third Party Benefit or Right.
     For greater certainty, nothing in this Agreement will confer or be construed as conferring on any Third Party any benefit or the right to enforce any express or implied term of this Agreement.
13.14 Use of Penwest Name.
     Patheon will not make any use of Penwest’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Penwest, which consent will not be unreasonably withheld. Despite this, Penwest agrees that Patheon may include Penwest’s name and logo in customer lists or related marketing and promotional material for the purpose of identifying users of Patheon’s Manufacturing Services.
13.15 Governing Law.
     This Agreement will be construed and enforced in accordance with the laws of the State of New York, U.S.A., without reference to any of its conflicts of laws provisions that would require the application of the laws of any other jurisdiction. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.
13.16 Language Clause.
     The Parties have requested that this Agreement and all ancillary documents be drawn up in the English language only. Les Parties ont exigé que cette entente ainsi que tous les documents y afférent soient rédigés en anglais seulement.
13.17 Execution in Counterparts.
     This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

PATHEON INC.

by	/s/ Eric W. Evans

by	Eric W. Evans, Chief Financial Officer

PENWEST PHARMACEUTICALS CO.

by	/s/ Amale Hawi

by	Amale Hawi, SVP, Pharmaceutical Development

SCHEDULE A

PRODUCT SPECIFICATIONS AND FORMULATION
[**]
A total of 3 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

A-1

SCHEDULE B-1

Manufacturing Services
(1) Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Penwest will be the responsibility of Patheon’s quality assurance group. Patheon will perform its Batch review and release responsibilities in accordance with Patheon’s standard operating procedures. Each time Patheon ships Product to Penwest, it will provide Penwest with a certificate of analysis and certificate of compliance including a statement that the Batch has been manufactured and tested in accordance with Specifications, the Manufacturing Process, cGMPs, and all applicable Laws, and that the Product conforms to the Specifications. The form and style of Batch documents, including Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Specific Product related information contained in those Batch documents is Penwest property.
(2) Components. Patheon will purchase and test all Components [**] and as required by the Specifications.
(3) Packaging. Patheon will package the Products as set out in the Specifications. Penwest will be responsible for the cost of artwork development. Patheon will determine and imprint the Batch numbers and expiration dates for each Product shipped. The Batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by the Manufacturing Process, cGMPs and applicable Laws. Penwest may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by Penwest to all applicable governmental agencies and other Third Parties responsible for the approval of the Products. Penwest will be responsible for the cost of labelling obsolescence when changes occur. Patheon’s name will not appear on the label or anywhere else on the Products unless required by applicable Laws or Patheon consents in writing to the use of its name .
(4) Bill Back Items. Bill Back Items will be charged to Penwest at Patheon’s cost plus a [**]% handling fee.
Manufacturing Assumptions. Patheon will use the following manufacturing equipment train in the Manufacturing Process and for production of the TIMERx®-N Product.
[**]
•	There will be [**]. Final blending will be performed in the [**].

•	Single Batch manufacturing runs are anticipated. Each Batch will yield approximately [**] kilograms of TIMERx®-N.

•	Patheon assumes that the TIMERx®-N Formulation does not absorb/adsorb to any metal, glass or other components used during the processing and analytical testing of the Batch.

•	Patheon assumes the current cleaning procedure is adequate and full cleaning occurs after each campaign.

B-1 - 1

•	A manufacturing yield of [**] percent ([**]%) is expected based on Penwest’s prior experience with the Manufacturing Process.

•	Patheon shall conduct finished Product testing on all Product Batches, in accordance with the Manufacturing Process, cGMPs and Specifications, such testing to include: [**].

•	As per Penwest, granulation will be bulk packaged into approximately [**] drums double lined with [**].
(5) Stability Samples and Testing. Patheon will complete stability testing on each Batch. The process and details for conducting stability testing will be determined by the Parties and set forth in a stability protocol. If a confirmed stability test failure occurs Patheon will notify Penwest within [**], after which Patheon and Penwest will jointly determine the procedure and methods to be undertaken to investigate the cause of the failure, including which Party will bear the cost of the investigation. Patheon will not be liable for the cost of the investigation unless it has failed to perform the Manufacturing Services in accordance with the Specifications, the Manufacturing Process, cGMP’s and applicable Laws or the Product fails to conform to the Specifications. Patheon will give Penwest all stability test data and results at Penwest’s request.
(6) Packing and Shipping. TIMERx®-N Product will be bulk packaged by Patheon into drums double lined with [**] bags.

B-1 - 2

SCHEDULE B-2

Manufacturing Processes and Process Schematic
[**]
A total of 4 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

C-1

SCHEDULE C

PRODUCT PRICES

Product	Year 2010 Prices/per kg
TIMERx®-N ([**] kg/Batch)	C$[**]/kg*

*	Initial pricing assumes an annual volume of [**] kg
The following cost items are included in the Price for the Products:
•	Product manufactured, tested and packaged under the Agreement

•	Standard certificate of analysis (“COA”)

•	Standard certificate of compliance (“COC”)

•	GMP required retention samples

•	Copies of deviation reports

•	Batch Production Records (“BPR”)/Lot Packaging Records (“LPR”) copies for all Batches produced

•	One label copy change per Year

•	BPR/LPR changes, one major change per Year

•	Common HPLC/GC columns, reagents, and lab supplies

•	Copy of the Annual Product Review Report

•	Product Approval Inspection (“PAI”) and copy of FDA Report

•	Simple, routine statistical review

•	Storage of Production Test Record (“PTR”) batches and other experimental batches for three months

•	Storage of registration batches and other experimental batches for two years or until Product approval, whichever comes first

•	Routine sampling and analysis as part of Product manufacture and release

•	[**]

B-1 - 2

SCHEDULE D

ANNUAL STABILITY TESTING PROTOCOL AND COSTS
Product Information

Product Name/Strength: TIMERx-N	Study Initiation:
Sample Type:

GMP — specification #:

Product Lot #	Primary Packaging: [**]
Batch Size: [**] Kg	Secondary Packaging:[**]
Manufacturer:	Packager:
Storage Conditions

Condition	12 month	24 month	36 month	48 month	60 month
[**]	[**]	[**]	[**]	[**]	[**]
Other:
Test Requirements
All of the following tests are performed at each time point:
[**].
Sample Requirements

Condition	12 month	24 month	36 month	48 month	60 month	Total
[**]	[**]	[**]	[**]	[**]	[**]	[**]
Other:
Grand Total:						[**]

Comments *[**]	Approvals
[**].	Pharmaceutics	Date

	QA/QC	Date

1. 2010 Annual Stability (FUST)
Stability samples will be tested as per the methods and acceptance criteria outlined in the TIMERx-N Control and Stability Procedure. Patheon will prepare a stability protocol outlining the product description, storage conditions and pullpoints.
Note: One batch in a given production year will be placed on FUST.
The following tests will be completed at each pullpoint:

•	[**]	•	[**]
•	[**]	•	[**]
•	[**]	•	[**]
•	[**]	•	[**]
For requested changes that affect the type of testing to be performed at a given pull point, the price per sample may be re-evaluated and a formal quote may be issued to capture any additional work. Alternatively, a discount for work not performed may be applied to the invoice without a formal quote. Stability cost will be reviewed on a per annual basis.

2. Fee Summary for Overall Budget
BUDGET SUMMARY
Penwest Pharmaceutical Company
TIMERx-N
THE FOLLOWING COSTS ARE ALL QUOTED IN:           USD
All amounts quoted are valid for [**] days from the date of this Proposal.

STABILITY — COMMERCIAL	USD

ACTIVITY		PRICE

Number of Lots
Total Samples

Subtotal
Protocol Generation	$[**]

Pullpoint Month	T = 1	T = 3	T = 6	T = 9		T = 12	T = 18		T = 24		T = 36		T = 48		T = 60
[**]						x			x		x		x		x
Samples per pullpoint						1			1		1		1		1
Microbiology						x			x		x		x		x
Cost per pullpoint (Milestone Price)	[**]	$[**]	$[**]	$[**]	$	[**]	$[**]	$	[**]	$	[**]	$	[**]	$	[**]

	Total													$	[**]

BUDGET TOTAL												USD		$	[**]

SCHEDULE E
Quality Agreement
Commercial Product
Between
Penwest Pharmaceuticals Co.,
a corporation existing under the laws of the state of Washington, USA and having offices at 2981 Route 22, Suite 2, Patterson, NY 12563, USA
(hereinafter referred to as “Penwest”)
-and-
Patheon Inc.,
a corporation existing under the laws of Canada and having offices at 2100
Syntex Court, Mississauga, Ontario L5N 7K9, Canada,
(hereinafter referred to as “Patheon”)
Specific sites covered under this Agreement:
Patheon Whitby
111 Consumers Road
Whitby, ON
L1N5Z5
Effective Date: June 7, 2010
Version: QG01-05-T001-01

APPENDIX A:	PRODUCT(S)
APPENDIX B:	QUALITY CONTACTS
APPENDIX C:	PATHEON APPROVED VENDOR LIST
APPENDIX D:	CLIENT APPROVED VENDOR LIST
APPENDIX E:	PATHEON APPROVED CONTRACT LABORATORIES LIST

SECTION 1: PREMISES AND AGREEMENT
     PREMISES. Under the Manufacturing Services Agreement dated June 7, 2010 and the TIMERx®-N Technology Transfer and Manufacturing Services Agreement dated October 30, 2009, in each case by and between Patheon and Penwest (the “MSA”, the “Technology Transfer Agreement” and this “Quality Agreement”, respectively), Patheon agreed to perform Manufacturing Services (as defined in the MSA and the Technology Transfer Agreement) for the Products identified in Appendix A, attached hereto, in accordance with the terms and conditions of the MSA, the Technology Transfer Agreement and this Quality Agreement.
     The Parties desire to allocate the responsibility for procedures and Specifications impacting on the identity, strength, quality and purity of the Products.
     Capitalized terms not otherwise defined herein shall have the meaning specified in the MSA or, if not defined in the MSA, as defined in the Technology Transfer Agreement.
     In the event of any conflict between the terms of this Quality Agreement and the MSA or the Quality Agreement and the Technology Transfer Agreement, the order of precedence shall be: (i) the MSA and this Quality Agreement, or (ii) the Technology Transfer Agreement and this Quality Agreement.
     AGREEMENT. NOW THEREFORE in consideration of the Premises and rights conferred and the obligations assumed under the MSA, the Technology Transfer Agreement and this Quality Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), and intending to be legally bound, the Parties agree as follows:
SECTION 2: RESPONSIBILITIES TABLE
     Patheon will be responsible for all the operations that are marked with “X” in the column titled “Patheon” and Penwest will be responsible for all the operations that are marked with “X” in the column titled “Penwest”. If marked with “(X)”, cooperation is required from the designated Party.

Section No.	Subject / Terms	Penwest		Patheon
4.1 Quality Management

4.1.1	cGMP, Health and Safety Compliance	X		X
4.1.2	Penwest Audit Rights	X
4.1.3	Subcontracting	(X	)	X
4.1.4	Self-Inspection			X

Section No.	Subject / Terms	Penwest		Patheon
4.2 Regulatory Requirements

4.2.1	Permits and Manufacturing License(s)			X
4.2.2	Regulatory Filing /Registration Change Control	X		(X)
4.2.3	Regulatory Compliance			X
4.2.4	Government Agency Inspections, Communications and Requisitions	(X	)	X

4.3 Component Control

4.3.1	Test Methods and Specifications	X		(X)
4.3.2	Component Destruction	(X	)	X
4.3.3	Vendor Audit Responsibility	X		X
4.3.4	Penwest Furnished Components	X
4.3.5	Incoming Component Release			X

4.4 Building, Facilities, Utilities and Equipment

4.4.1	General			X
4.4.2	Equipment, Calibration and Preventative Maintenance			X
4.4.3	Environmental Monitoring Program			X

4.5 Product Controls

4.5.1	Master Batch Record	(X	)	X
4.5.2	Reprocessing and Rework	(X	)	X
4.5.3	Personnel Training			X

4.6 Packaging, Labeling and Printed Components

4.6.1	Packaging Documentation	(X	)	X
4.6.2	Printed Components and Artwork	X		(X)
4.6.3	Test Methods	X		(X)

4.7 Exception Reports (Deviations / Investigations)

4.7.1	Manufacturing Instruction Deviations	(X	)	X
4.7.2	Notification of Deviations			X

4.8 Release of Product

4.8.1	Test Methods and Specifications	X		(X)
4.8.2	Batch Release for Shipment			X
4.8.3	Certificate of Compliance			X
4.8.4	Product Release	X

4.9 Validation

Section No.	Subject / Terms	Penwest		Patheon
4.9.1	Master Validation Plan	(X	)	X
4.9.2	Cleaning Validation Program	(X	)	X
4.9.3	Analytical Method and Process Transfer	X

4.10 Change Control

4.10.1	General	X		X

4.11 Documentation

4.11.1	Record Retention			X

4.12 Laboratory Controls

4.12.1	Specifications and Test Methods	X		X
4.12.2	Out of Specifications (OOS) /Out of Trend (OOT)	(X	)	X
4.12.3	Method Transfer of Validated Methods	X		X

4.13 Stability

4.13.1	Sample Storage			X
4.13.2	Stability Studies and Protocol	X		X
4.13.3	Stability Failures	(X	)	X
4.13.4	Termination of the MSA or the Technology Transfer Agreement			X

4.14 Annual Product Review

4.14.1	General	X		(X)

4.15 Storage and Distribution

4.15.1	General			X
4.15.2	Product Storage and Shipment Changes	(X	)	X
4.15.3	Product Quarantine			X

4.16 Product Complaints

4.16.1	Complaint Investigation	X		(X)

4.17 Product Recall

4.18 Retention Samples

4.18.1	Component Retention Samples			X
SECTION 3: GENERAL
3.1	Any communications about the subject matter of this Agreement will be directed, in the first instance, to the person(s) identified in Appendix B. A Party may change its designed representatives identified on Appendix B by written notice to the other Party in accordance with Section 13.9 of the MSA.

3.2	If any provision of this Agreement should be or found invalid, or unenforceable by applicable Law, the rest of the Agreement will remain valid and binding and the Parties will negotiate a valid provision which meets as close as possible the objective of the invalid provision.

3.3	Any amendment of this Agreement will be made in writing and signed by both Parties; provided that (i) either Party may change its designated representative(s) identified on Appendix B by written notice to the other Party in accordance with Section 13.9 of the MSA.

3.4	This Quality Agreement will become effective on the Effective Date (set forth on the cover page of this Agreement) and will remain in effect until the termination or expiration of both the Technology Transfer Agreement and the MSA (the “Term”).
SECTION 4: DESCRIPTION OF RESPONSIBILITIES
4.1	Quality Management.
4.1.1	cGMP, Health and Safety Compliance.

Patheon will conduct operations in compliance with all applicable Laws, including environmental, occupational health and safety Laws.
4.1.2	Penwest Audit Rights.

Patheon will give Penwest and its customer’s reasonable access at mutually agreeable times to the areas of the Manufacturing Facility in which the Product is manufactured, stored, handled, tested or shipped to permit Penwest and its customers to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs and applicable Laws. Penwest’s audit right (as described above) is limited to one audit each calendar year for up to [**] calendar days and involving no more than [**] auditors; provided that Penwest and its customers shall have the right to conduct additional “for-cause” audits. Penwest may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment. The fees associated with these additional cGMP audits are specified in the MSA. The right of access set forth in this Section 4.1.2 will not include a right to access or inspect Patheon’s financial records.
4.1.3	Subcontracting.

Patheon shall not have the right to subcontract, in whole or in part, its obligations under this Quality Agreement, without the prior written consent of Penwest, which consent Penwest may withhold in its sole discretion. Appendix E lists the Patheon approved contract laboratories list.
4.1.4	Self-Inspection.

Patheon will perform self-inspections of its premises, facilities, and processes used to manufacture, package, test, and store Penwest’s Components and/or finished Products in accordance with Patheon’s written standard operating procedures (“SOPs”) to ensure compliance with cGMP and this Quality Agreement.
4.2	Regulatory Requirements.
4.2.1	Permits and Manufacturing Licenses.

Patheon will obtain and maintain the appropriate manufacturing license(s) to enable Patheon to perform its obligations under the MSA, the Technology Transfer Agreement and this Agreement, as set forth in Sections 9.3(e) and 9.5 of the MSA and in Sections 10.2(b) and 10.2(c) of the Technology Transfer Agreement.
4.2.2	Regulatory Filing / Registration Change Control.

Penwest will determine whether changes to the Product or related to the Product will impact the current DMF and will apply for and receive approval for any required manufacturing amendment, change or addition to the Product DMF. Upon request, Patheon will provide assistance in the preparation and review of pertinent sections of new or supplemental regulatory applications before filing. Penwest will provide Patheon with copies of relevant sections of the Product DMF filings, as set forth in Section 7.8(b) of the MSA and Section 11.2 of the Technology Transfer Agreement. Penwest is responsible for all communications with Regulatory Authorities as well as for the approval, maintenance, and updating of the current DMF.
4.2.3	Regulatory Compliance.

Patheon will ensure that Product(s) are manufactured and tested in strict compliance with cGMP for the manufacture of finished Product) as applicable, Regulatory Approvals and applicable Laws.
4.2.4	Government Agency Inspections, Communication and Requisitions.

Patheon will permit all relevant inspections by Regulatory Authorities of premises, procedures, and documentation.

Patheon will notify Penwest within three (3) Business Days after receipt of any notice of inspection from a Regulatory Authority and within one (1) Business Day after any Regulatory Authority request for Product samples, Batch documentation, or other information related to the Product.

Patheon will notify Penwest within one (1) Business Day after receipt of any Form 483’s warning letter or the like from any Regulatory Authority that relates to the Product; or if the supply of Product will be affected, or if the facilities used to produce, test or package the Product will be affected.

The responses from Patheon related to the Product will be reviewed and approved by Penwest prior to submission to the Regulatory Authority.
4.3	Component Control.
4.3.1	Test Methods and Specifications.

Penwest will give Patheon a copy of the Specifications and test methods to be used if Penwest issues Component Specifications. Patheon will create internal test methods and specifications in support of the Components; provided that all QC testing for Components will be conducted by Patheon using the methods and Specifications provided by Penwest to Patheon, or otherwise approved by Penwest in writing. Raw materials used in manufacture of Products hereunder shall be released as per USP/NF/EP or to Penwest’s specifications, as approved in writing by Penwest.
4.3.2	Component Destruction.

Patheon has the right to either return to Penwest or dispose of any outdated or rejected Components. If Components are disposed of, disposal will be consistent with the nature of the Components and sent to a permitted waste disposal facility. Prior to such disposal:

(i)	Patheon will send notice to Penwest about Patheon’s intent to dispose of the Component. If no direction is received from Penwest, Patheon will dispose of the Component no sooner than [**] days after the date of the notice.

(ii)	The Components will be disposed and destroyed in compliance with local environmental regulations and other applicable Laws, and performed in a secure and legal manner that prevents unauthorized use or diversion.
Patheon will maintain destruction records in accordance with Patheon’s SOP’s.
4.3.3	Vendor Audit Responsibility.
(i)	Excipient Vendors:
a.	If Penwest stipulates an excipient vendor, Penwest will audit and approve the manufacturers/supplier and ensure cGMP compliance in accordance with Section 4.3.4 of this Agreement. The Penwest stipulated vendor(s) will be included on Penwest’s approved vendor list (attached hereto as Appendix D).

b.	If Patheon stipulates the excipient vendor, Patheon will audit and approve the manufacturers/supplier and ensure cGMP compliance in accordance with Patheon’s SOP. The Patheon stipulated vendor(s) will be included on Patheon’s approved vendor list (attached hereto as Appendix C).
(ii)	Packaging Component Vendors:
a.	If Penwest stipulates a packaging Component vendor, Penwest will audit and approve the manufacturer/supplier and ensure cGMP compliance. The Penwest stipulated vendor(s) will be included on the approved vendor list (attached hereto as Appendix D).

b.	If Patheon stipulates the packaging Component vendor, Patheon will audit and approve the manufacturer/supplier and ensure cGMP compliance in accordance with Patheon’s SOP. The Patheon stipulated vendor(s) will be included on the approved supplier list (Appendix C).

4.3.4	Penwest Furnished Components.

Penwest is responsible for vendor qualification of Penwest furnished Components and for providing a certificate of compliance confirming the following:
(i)	That the Components are compliant with the provisions outlined in the “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” (EMEA/410/01, Rev.2 or update)”; and

(ii)	A residual solvent certificate confirming that there is no potential for specific toxic solvents listed in the USP / ICH residual solvents Class I, Class II or Class III to be present and the Components, if tested, will comply with established USP / ICH requirements. If any of the solvents listed in the USP / ICH residual solvents Class I, Class II or Class III are used in the manufacture or are generated in the Manufacturing Process, solvents of concern will be indicated.
4.3.5	In-Coming Component Release.

Prior to its use in the manufacture of any Product all Component(s) will be inspected, tested and released by Patheon against the Specification approved by Penwest.
4.4	Building, Facilities, Utilities and Equipment.
4.4.1	General.

All buildings and facilities used in the manufacturing, packaging, testing and storage of any Components and/or Product will be of suitable size, construction and location to facilitate cleaning, and will be maintained in a good state of repair. Maintenance and cleaning records will be kept in accordance with Patheon’s SOP’s.
4.4.2	Equipment, Calibration and Preventative Maintenance.

All equipment used in the manufacturing, packaging, testing and stage of any Components and/or Product will be suitable for its intended use and appropriately located to allow for cleaning and maintenance. Calibration and maintenance records will be kept according to Patheon SOP’s for all critical equipment. Patheon will calibrate instrumentation and qualify computer systems used in the manufacture and testing of the Product in accordance with Patheon’s SOP’s.

4.4.3	Environmental Monitoring Program.

Patheon will perform and maintain an environmental monitoring program. The collected data will be reviewed and interpreted by the responsible person within Patheon’s quality unit. Any out of limit results impacting the Product will be reported immediately to Penwest and managed appropriately in accordance with Patheon SOPs.
4.5	Production Controls.
4.5.1	Master Batch Record.

Penwest will provide the Product Specifications to Patheon and Patheon will manufacture Product in accordance with the Specifications.

Patheon is responsible for preparing the Master Batch Records for the Product; provided however that both Patheon and Penwest are responsible for reviewing and approving such Master Batch Records prior to the manufacture of the Product.

Patheon will not make changes to the approved Master Batch Records except through the established Patheon change control system, and all master document revisions will be approved by Penwest’s quality unit. Any changes made to approved Master Batch Records (prior to master revisions) must be reviewed and approved by Penwest’s quality unit prior to implementation.
4.5.2	Reprocessing and Rework.

Patheon will not reprocess or rework the Product without the prior written consent of Penwest.

Reprocessing is defined as the introduction of material back into the process and repeating a step, (e.g., redrying, remilling) using the same equipment and techniques of the established Manufacturing Process.

Rework is defined as the introduction of material to one or more processing steps that are different from the established Manufacturing Process.
4.5.3	Personnel Training.

Patheon will provide appropriate training for all employees. Each person engaged in the manufacture, packaging, testing, storage, and shipping of the Product will have the education, training, and experience necessary, consistent with cGMP and safety training requirements. All training will be documented and available upon request by Penwest.
4.6	Packaging, Labeling and Printed Components.
4.6.1	Packaging Documentation.

Penwest will provide Patheon with the Specifications for all packaging Components. Patheon will create internal test methods and specifications in support of the packaging Components; provided that all QC testing for Components will be conducted by Patheon using the methods and Specifications provided by Penwest to Patheon, or otherwise approved by Penwest in writing. Packaging Components used during the manufacture of Products hereunder shall be released as per USP/NF/EP or to Penwest’s specifications, as approved in writing by Penwest.
4.6.2	Printed Components and Artwork.

Penwest will provide artwork and labeling text (drum label) specifications to Patheon. Patheon will create the labeling proofs which must be reviewed and approved in writing in advance by Penwest.
4.6.3	Test Methods.

Penwest will provide test methods for packaging Components to Patheon. Where applicable, Patheon will provide test methods and validation for packaging Components purchased from vendors on the Patheon approved vendor list only (Appendix C).
4.7	Exception Reports (Deviations / Investigations).
4.7.1	Manufacturing Instruction Deviations.

Patheon will document, investigate and resolve deviations from the approved Manufacturing Process, the Specifications and cGMP in accordance with Patheon’s SOP’s. Patheon will report all deviation report (“DR”) type deviations to Penwest’s responsible person. Patheon will provide copies of all DR’s to Penwest as part of the executed Batch record.
4.7.2	Notification of Deviations.

Patheon will notify Penwest, via email, within [**] if any deviation occurs during manufacture of the Product.

4.8	Release of Product.
4.8.1	Test Methods and Specifications.

Penwest will provide to Patheon the finished Product Specifications and will supply validated analytical test methods to Patheon for the finished Product. Penwest and Patheon will perform a method transfer as considered necessary.
4.8.2	Batch Release for Shipment.

Batch review and release for shipment to Penwest will be the responsibility of Patheon’s Quality Assurance department who will act in accordance with Patheon’s SOP’s. Any problem discovered by Patheon likely to cause rejection of the Product will be communicated to Penwest directly along with any supporting documentation (i.e., OOS, Non-Conforming Report, etc.) of the problem. The communication should occur within one (1) Business Day after the discovery of the problem. The Product will be immediately placed in quarantine until a joint Patheon/Penwest material review board convenes to determine the final disposition of the Product. For each lot manufactured, Patheon will send via overnight mail (i.e: Fed Ex) a copy of the Batch record, certificate of analysis and other certificates in order to perform the Product Release to the attention of Penwest QA.
4.8.3	Certificate of Compliance.

For each Batch released by Patheon for shipment to Penwest, Patheon will deliver to Penwest a certificate of compliance that will include a statement that the Batch has been manufactured in accordance with cGMPs, the Manufacturing Process and the Specifications.
4.8.4	Product Release.

Product shall not be shipped to Penwest or its designated shipping point unless and until (i) all applicable Batch records, certificates of analysis and other certificates have been provided to and reviewed by Penwest, and (ii) Penwest’s quality assurance representative has performed product release on such quantities of Product for shipment, in the case of both (i) and (ii), in accordance with the procedures set forth in this Quality Agreement. Penwest agrees that it shall review all Batch records and other certificates within 10 days after receipt of such documents from Patheon.

4.9	Validation.
4.9.1	Master Validation Plan.

Patheon will establish applicable master validation plans and maintain a validation program for the Product. Penwest will review and approve the master validation plan, performance qualification and process validation protocols and reports for the Product.
4.9.2	Cleaning Validation Program.

Penwest will provide to Patheon toxicological information (if applicable) to be used in the development of a cleaning program. Patheon will maintain an appropriate cleaning and cleaning validation program.
4.9.3	Analytical Method and Process Transfer.

Penwest must ensure that its analytical methods and manufacturing procedures) are validated. If the methods and procedures are not validated by Penwest, then Patheon may assist in validation development with the costs being borne by Penwest.
4.10	Change Control.
4.10.1	General.

Patheon will notify and obtain approval from Penwest before implementing any proposed changes to the Process, Components, testing, equipment or the Facility as it pertains to the Product.

Penwest will be responsible for submitting the proper amendments to the Regulatory Authorities for any changes to the current DMF for the Product.

Following validation of a process change, Patheon will deliver a copy of the related validation report to Penwest and the associated stability data, if applicable, as it becomes available.
4.11	Documentation.
4.11.1	Record Retention.

Patheon will maintain all Batch records for a minimum of [**] after the applicable Product expiration date and supply all these records to Penwest upon request.

Patheon will maintain records and evidence on the testing of Components, packaging/labeling and other Components for [**] years after the applicable Components were last used in the manufacture of the Product.

At the end of the above noted retention period, Penwest will be contacted concerning the future storage or destruction of the documents.
4.12	Laboratory Controls.
4.12.1	Specifications and Test Methods.

Patheon will test and approve the finished Product in accordance with the approved Specifications, cGMP, analytical methods, and Patheon’s SOP’s.
4.12.2	Out of Specifications (OOS) / Out of Trend (OOT).

Patheon will notify Penwest’s quality unit of confirmed out-of-Specification (“OOS”) or out-of-trend (“OOT”) results within one (1) Business Day. Patheon will generate a DR type deviation as per Patheon SOP’s and obtain approval of the DR from Penwest’s responsible person within their quality unit.
4.12.3	Method Transfer of Validated Methods.

Penwest will provide Patheon with validated test methods for non-compendial excipients. Penwest will transfer the validated methods to Patheon using approved protocols.
4.13	Stability.
4.13.1	Sample Storage.

Patheon will store stability samples as defined in the current MSA or Technology Transfer Agreement.
4.13.2	Stability Studies and Protocol.

Stability Studies will be conducted in accordance with the MSA or the Technology Transfer Agreement, as applicable.
4.13.3	Stability Failures.

Patheon will notify Penwest of any stability failure for Product supplied to Penwest. If a result indicates that a Product has failed to remain within stability Specifications, Patheon will notify Penwest within one (1) Business Day.
     4.13.4 Termination of the MSA or the Technology Transfer Agreement.
If the MSA or the Technology Transfer Agreement is terminated, Patheon will continue to provide Penwest with stability data supporting the acceptability of the Product until all Product distributed by Penwest has reached the end of its shelf-life.
4.14 Annual Product Review.
     4.14.1 General.
Penwest will complete the annual Product review in accordance with requirements of the Product Regulatory Approval. Patheon will provide copies of all information and correspondence necessary to support the annual Product reviews when requested by Penwest.
4.15 Storage and Distribution.
     4.15.1 General.
Patheon will ship Product in accordance with the agreed qualified transportation requirements provided by Penwest to Patheon.
     4.15.2 Product Storage and Shipment Changes.
Patheon will communicate any proposed changes in storage or shipping to Penwest for review and approval, such approval not to be unreasonably withheld.
     4.15.3 Product Quarantine.
Patheon will have a system in place for assuring that Penwest unreleased Product is not shipped unless authorized by Penwest’s quality unit.
4.16 Product Complaints.
     4.16.1 Complaint Investigation.
Penwest will investigate and resolve all medical and non-medical Product complaints. Patheon will investigate all Patheon manufacturing and packaging type Product complaints related to the Manufacturing Services provided. The timing of the complaint investigations will be within 30 days. If the complaint is deemed to be critical in nature, then both Parties will agree to a shorter timeframe. Penwest will retrieve complaint sample(s) and forward them to Patheon in a timely manner to facilitate a complete and comprehensive investigation.
4.17 Product Recall.
Product Recalls shall be addressed in accordance with Sections 6.2, 6.3 and 6.5 of the MSA.
4.18 Retention Samples.
     4.18.1 Component Retention Samples.
Patheon will keep a retention sample of each Component received by Patheon and used to manufacture the Product. The retention sample will consist of at least [**] the necessary quantity for all Quality Control tests required to determine whether the Components meets required specifications.
The retention samples will be stored by Patheon under controlled conditions in accordance with cGMP storage requirements for [**]. The retention samples will be made available by Patheon to Penwest, if requested
     4.18.2 Finished Product Retention Samples.
Retention samples of finished Product will be retained by Patheon for one (1) year past Product expiry or such longer period as required by applicable Law.

SECTION 5: MISCELLANEOUS
5.1 Additional Product.
     Additional products may be added to this Agreement by amending Appendix A hereof, and upon such amendment the additional products will be deemed Products under this Agreement and shall be governed by the general conditions hereof.
5.2 Notices.
     Except as otherwise expressly set forth in this Quality Agreement, any notice, approval, instruction or other written communication required or permitted hereunder will be made in accordance with Section 13.9 of the MSA.
5.3 Entire Agreement.
     This Agreement, together with the Master Services Agreement, the Technology Transfer Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the Parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both Parties. In case of conflict, the prevailing order of documents will be the Master Services Agreement or the Technology Transfer Agreement (as applicable), this Quality Agreement and the Confidentiality Agreement.
5.4 Other Terms.
     Sections 13.1, 13.4, 13.5, 13.6, 13.10, 13.12, 13.13, 13.14, 13.15, 13.16 and 13.17 of the Master Services Agreement shall apply to this Agreement, and are hereby incorporated herein by reference.

     IN WITNESS WHEREOF, the Parties have caused their duly authorized officer to execute and deliver this Quality Agreement as of the Effective Date:

Penwest Pharmaceuticals Co.

By:	/s/ Paula D. Buckley	Date:	June 8, 2010
/s/ (Paula D. Buckley, Vice President QA/QC)

Patheon Inc.

By:	/s/ Brian J. Dale	Date:	June 7, 2010
(Brian J. Dale, Director Quality Operations)

SECTION 6: APPENDICES
•	Appendix A: Product(s)

•	Appendix B: Quality Contacts

•	Appendix C: Patheon Approved Supplier List

•	Appendix D: Penwest Approved Supplier List

•	Appendix E: Patheon Approved Contract Laboratories List

APPENDIX A: PRODUCT(S)

Products(s)	Galenic Form	Dosage (Strength)

TIMERx-N

A-1

APPENDIX B: QUALITY CONTACTS

	Patheon	Penwest
Responsibility	Quality Assurance	Quality Assurance
Name	[**]	[**]
Title	[**]	[**]
Phone	[**]	[**]
Fax		[**]
E-mail	[**]	[**]
Address	[**]	[**]

Responsibility	Regulatory Affairs	Regulatory Affairs
Name	[**]	[**]
Title	[**]	[**]
Phone	[**]	[**]
Fax		[**]
E-mail	[**]	[**]
Address	[**]	[**]

Responsibility	Product Complaints	Audits
Name	[**]	[**]
Title		[**]
Phone		[**]
Fax		[**]
E-mail		[**]
Address		[**]

Responsibility	Product Release	Product Release
Name	[**]	[**]
Title		[**]
Phone		[**]
Fax		[**]
E-mail		[**]
Address		[**]

Responsibility	Account Manager	Account Manager
Name	[**]	[**]
Title	[**]	[**]
Phone	[**]	[**]
Fax		[**]
E-mail	[**]	[**]
Address	[**]	[**]

B-1

APPENDIX C: PATHEON APPROVED VENDOR LIST

Raw Material/Component	Supplier
[**]	[**]

C-1

APPENDIX D: PENWEST APPROVED VENDOR LIST

Raw Material/Component	Supplier
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

D-1

APPENDIX E: PATHEON APPROVED CONTRACT LABORATORIES LIST

Contract Laboratory	Address	Contact Information
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
     This list does not include any contract laboratories specified by individual clients of Patheon.

E-1

SCHEDULE F
TECHNICAL DISPUTE RESOLUTION
     Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 of this Agreement will be resolved in the following manner:
1. Appointment of Expert. Within [**] Business Days after a Party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the Parties will jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the Parties are unable to so agree within the [**] Business Day period, or in the event of disclosure of a conflict by an expert under Paragraph 2 hereof which results in the Parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of the International Chamber of Commerce.
2. Conflicts of Interest. Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or duty and the Parties will, after the disclosure, have confirmed his appointment.
3. Not Arbitrator. No expert will be deemed to be an arbitrator and the provisions of the Arbitration Act (Ontario) or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert’s determination or the procedure by which the expert reaches his determination under this Schedule F.
4. Procedure. Where an expert is appointed:
(a)	Timing. The expert will be so appointed on condition that (i) he or she promptly fixes a reasonable time and place for receiving representations, submissions or information from the Parties and that he or she issues the authorizations to the Parties and any relevant Third Party for the proper conduct of his or her determination and any hearing and (ii) he or she renders his decision (with full reasons) within [**] Business Days (or another other date as the Parties and the expert may agree) after receipt of all information requested by him or her under Paragraph 4(b) hereof.
(b)	Disclosure of Evidence. The Parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him or her, which information such Party will disclose promptly and in any event within [**] Business Days after a written request from the relevant expert to do so.
(c)	Advisors. Each Party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his or her determination and so as to present their respective cases so that at all times the Parties will co-operate and seek to narrow and limit the issues to be determined.

F-1

(d)	Appointment of New Expert. If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his or her appointment, a new expert may (at the request of either Party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the Parties save this if the existing expert renders his or her decision with full reasons prior to the appointment of the new expert, then this first decision will have effect and the proposed appointment of the new expert will be withdrawn.
(e)	Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the Parties.
(f)	Costs. Each Party will [**] for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, [**].
For greater certainty, the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Schedule F) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

F-2

SCHEDULE G
CONFIDENTIALITY AGREEMENT
[To be provided.]

G-1

SCHEDULE H
SHIPPING LOGISTICS PROTOCOL
Shipping will be carried out under the following terms and conditions:
Exports of Products from Canada to the United States
1.	Shipping terms will be [**] (INCOTERMS 2000), the Facility.
2.	Patheon, as the exporter of record from Canada, will carry out all customs formalities necessary to export the Products including declaring the value of the Products being exported from Canada by completing a B-13 Export Declaration form which will be completed showing Patheon as the exporter of record of the Products with a value equivalent to the Price of the Products to Penwest.
3.	Patheon will report exports directly to Canada Revenue Agency and Statistics Canada at the time of shipment from the Facility.

H-1

[CLIENT LETTERHEAD]
Form of Logistics Routing Guide
Patheon Inc.
[INSERT ADDRESS]
Attention:                     , A/M
1.	Routine Routing/Shipping Instructions
The following lists the recommended agents and procedures for shipments of [PRODUCT NAME] from Patheon’s manufacturing site at [INSERT SITE ADDRESS], Ontario, Canada to [INSERT DESTINATION NAME AND ADDRESS].

AGENTS:
•	Freight forwarder Contact: PH: ( )
•	Customs broker Contact: PH: ( )
Questions concerning transport logistics should be directed to [CLIENT CONTACT INFO].
The following documents must be provided to the carrier for transport and customs purposes:
•	Proforma Invoice
•	Bill of Lading (“B/L”)
•	Applicable Permits/Declarations
•	Packing List
•	If eligible, NAFTA Certificate of Origin will be provided in blanket form yearly to [INSERT CLIENT’S NAME] or [INSERT CLIENT’S NAME] broker.
Upon shipment departure from Patheon, a full set of documents must also be faxed to the following individuals:
•	[INSERT CLIENT CONTACT FAX OR EMAIL]
Freight is shipped to:
[INSERT DESTINATION NAME AND ADDRESS]
Information to be provided on Proforma Invoice.
•	Net Quantity
•	Patheon Code & Lot Number
•	Penwest Lot Number/ purchase order (“PO”)Number
•	C$ / Unit Including Assist Value & Toll Manufacturing Charge
•	HTS (Harmonize Tariff Schedule)#
•	NDC/IND/ANDA
•	FDA Product Code
•	Ship Date
•	Patheon Bill of Lading Number

•	Gross Weight
•	Number of Pallets
Assist Values:
Information to be provided on Bill of Lading:
•	B/L Number
•	Carrier
•	Origin Point
•	Shipper Information
•	Consignee
•	Consignee Address
•	Ship Date
•	Number of Pallets
•	Gross Weight
•	PO Number for each Product/Lot
•	Description of Goods Indication PC, Lot Number Quantity
•	Seal Number
•	Freight Terms (FCA)
•	Carrier Signature
Information to be provided on Packing List:
•	Ship date
•	Bill of Lading Number
•	Number of Pallets
•	Weight
•	Product Description
•	Patheon Code Number, if applicable
•	Patheon Lot Number, if applicable
•	Number of Full Cartons (drums if bulk) x Quantity Per Carton
•	Number of Partial Cartons (drums if bulk) x Quantity Per Carton
•	Total Number of Cartons with Total Quantity Shipped
2.	Non-Routine Routing/Shipping Instructions
As non-standard shipments are unique, the specific situations are to be discussed and agreed to by both Patheon and Penwest prior to shipment. Examples of non-standard shipments are shipping study samples, clinical/development Batches, etc.
Yours truly,

AUTHORIZED SIGNATORY
CLIENT NAME